Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contacts:    Michael W. Metcalf, CFO
Powell Industries, Inc.
713-947-4422

Ken Dennard / Natalie Hairston
Dennard Lascar Investor Relations
POWL@dennardlascar.com
713-529-6600

POWELL INDUSTRIES ANNOUNCES
FISCAL 2020 SECOND QUARTER RESULTS
Highest Backlog in Company History

HOUSTON — MAY 5, 2020 — Powell Industries, Inc. (NASDAQ: POWL), a leading supplier of custom engineered solutions for the management, control and distribution of electrical energy, today announced results for the fiscal 2020 second quarter ended March 31, 2020.
Revenues for the second quarter of fiscal 2020 were $151.6 million compared to revenues of $134.2 million for the first quarter of fiscal 2020 and revenues of $123.7 million for the second quarter of fiscal 2019. The Company reported net income for the second quarter of 2020 of $7.4 million, or $0.64 per diluted share, compared to net income of $2.8 million, or $0.24 per diluted share, for the first quarter of fiscal 2020 and net income of $1.0 million, or $0.08 per diluted share for the second quarter of fiscal 2019.
New orders placed during the second quarter of fiscal 2020 totaled $301 million compared to $137 million in the first quarter of fiscal 2020 and $197 million in the second quarter of fiscal 2019. The Company’s backlog as of March 31, 2020 was $566 million, an increase of 33%

sequentially from $426 million at December 31, 2019 and compared to $397 million as of March 31, 2019.
Brett A. Cope, Powell’s Chairman and Chief Executive Officer, stated, “As the global community is battling the COVID-19 pandemic, our number one priority has been the safety of our employees, customers and their families. I am very proud of all of our employees for their swift response implementing safe work practices across all of our facilities. We have maintained all of our operations supporting our customers as an essential business, providing critical electrical distribution solutions.
Our second quarter results reflect strong operational momentum that we have been building upon for the last several years. Our backlog at the end of the second quarter, a new company record, of $566 million positions us favorably for the remainder of 2020 and into 2021. Despite the impacts associated with COVID-19 and recent oil price declines, we are in a strong financial position supported by a solid balance sheet and a team of people that has prior experience successfully working through challenging market cycles.”

OUTLOOK
Commenting on the company's outlook, Michael Metcalf, Powell’s Chief Financial Officer said, “The business recorded another strong quarter to close out the first half of fiscal 2020, generating record backlog in the second quarter of the year. Supported by Powell’s strong balance sheet and liquidity, we are well positioned to successfully execute on the backlog. In response to the recent challenges that have arisen as a result of COVID-19 and the impact on the global oil and gas markets, we remain committed to taking the necessary actions required in order to manage through the current market dynamics. We are confident that our focus on supply chain and project execution throughout the second half of the year will result in a profitable fiscal 2020 for the business.”

CONFERENCE CALL
Powell Industries has scheduled a conference call for Wednesday, May 6, 2020 at 11:00 a.m. Eastern time. To participate in the conference call, dial 412-902-0030 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 13, 2020. To access the replay, dial 201-612-7415 using a passcode of 13701781#.
Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting powellind.com. To listen to the live call on the web, please visit the website at least 15 minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at powellind.com.
Powell Industries, Inc., headquartered in Houston, designs, manufactures and services custom-engineered equipment and systems for the distribution, control and monitoring of electrical energy.  Powell markets include large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations and commuter railways.   For more information, please visit powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
(In thousands, except per share data)
	(Unaudited)

Revenues	$151,570	$123,737	$285,720	$233,088
Cost of goods sold	121,885	103,662	234,209	198,382
Gross profit	29,685	20,075	51,511	34,706

Selling, general and administrative expenses	18,573	17,195	35,861	33,123
Research and development expenses	1,783	1,663	3,258	3,357
Amortization of intangible assets	44	44	88	88
Operating income (loss)	9,285	1,173	12,304	(1,862)

Interest expense	60	55	127	111
Interest income	(330)	(245)	(711)	(402)
Income (loss) before income taxes	9,555	1,363	12,888	(1,571)

Income tax provision (benefit)	2,134	405	2,692	166

Net income (loss)	$7,421	$958	$10,196	$(1,737)

Earnings (loss) per share:
Basic	$0.64	$0.08	$0.88	$(0.15)
Diluted	$0.64	$0.08	$0.87	$(0.15)

Weighted average shares:
Basic	11,621	11,570	11,617	11,560
Diluted	11,681	11,632	11,673	11,560

SELECTED FINANCIAL DATA:

Depreciation and Amortization	$2,644	$3,239	$5,241	$6,460
Capital Expenditures	$1,080	$1,208	$3,502	$1,972
Dividends Paid	$3,015	$2,996	$6,028	$5,988

POWELL INDUSTRIES, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2020	September 30, 2019
(In thousands)	(Unaudited)

Assets:

Cash, cash equivalents and short-term investments	$120,571	$124,681

Other current assets	187,161	203,887

Property, plant and equipment, net	115,192	120,812

Long-term assets	23,673	18,031

Total assets	$446,597	$467,411

Liabilities and equity:

Current liabilities	$132,996	$157,896

Long-term debt, net of current maturities	400	800

Deferred and other long-term liabilities	13,070	9,562

Stockholders’ equity	300,131	299,153

Total liabilities and stockholders’ equity	$446,597	$467,411

SELECTED FINANCIAL DATA:

Working capital	$174,736	$170,672